Exhibit 10.1

Execution Copy

TERM LOAN AGREEMENT

by and among

MEDLEY CAPITAL CORPORATION,

as Administrative Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

and

LIGHTING SCIENCE GROUP CORPORATION,

as Borrower

Dated as of February 19, 2014

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance

Exhibit B	Form of Borrowing Base Certificate

Exhibit C-1	Form of Compliance Certificate

Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account

Schedule A-2	Authorized Persons

Schedule C-1	Commitments

Schedule D-1	Designated Account

Schedule P-1	Permitted Investments

Schedule P-2	Permitted Liens

Schedule 1.1	Definitions

Schedule 3.1	Conditions Precedent

Schedule 4.1(b)	Capitalization of Borrower

Schedule 4.1(c)	Capitalization of Borrower’s Subsidiaries

Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls

Schedule 4.6(b)	Litigation

Schedule 4.11	Environmental Matters

Schedule 4.14	Permitted Indebtedness

Schedule 4.23	Location of Inventory

Schedule 4.26	Material Contracts

Schedule 5.1	Financial Statements, Reports, Certificates; Collateral Reporting

Schedule 6.5	Nature of Business

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TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”), is entered into as of February 19, 2014, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), MEDLEY CAPITAL CORPORATION, a Delaware corporation, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”) and LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“Borrower”).

The parties hereto agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions prior to such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (b) no effect shall be given to FAS 141R (and any subsequent codification thereof) in respect of earn-outs or other similar contingent consideration, (c) any change in GAAP that would require any leases that were or would have been treated as operating leases in accordance with GAAP in effect immediately prior to the date of this Agreement to be classified and accounted for as capital leases after such change shall be disregarded for purposes of the operation of terms and covenants (and the related calculations thereunder) in this Agreement, and (d) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified as to scope or going concern.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the termination of all of the Commitments of the Lenders, (b) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, and (c) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5. Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOANS AND TERMS OF PAYMENT.

2.1. Term Loans.

(a) Subject to the terms and conditions of this Agreement (including Section 3.1), on the Closing Date, each Lender agrees (severally, not jointly or jointly and severally) to make term loans (the “Closing Date Term Loans”) to Borrower in an amount equal to such Lender’s Closing Date Commitment.

(b) Subject to the terms and conditions of this Agreement (including Section 3.2), during the Delayed Draw Availability Period, each Lender agrees (severally, not jointly or jointly and severally) to make its Pro Rata Share of loans (the “Delayed Draw Term Loans”, and together with the Closing Date Term Loans, the “Term Loans”) to Borrower in amounts requested by such Borrower from time to time not to exceed the Delayed Draw Term Loan Limit.

(c) The Closing Date Term Loans may be repaid or prepaid in accordance with the provisions of this Agreement, but once repaid or prepaid may not be reborrowed. The outstanding principal amount of the Closing Date Term Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable in full on the Closing Date Term Loan Maturity Date or, if earlier, on the date on which they are required to be repaid or prepaid in whole or in part or declared due and payable, in each case pursuant to the terms of this Agreement.

(d) During the Revolving Loan Period and Delayed Draw Availability Period, each Delayed Draw Term Loan may be repaid or prepaid in accordance with the provisions of this Agreement, and once repaid or prepaid, such Delayed Draw Term Loan may be reborrowed at any time; provided that, the aggregate amount of Delayed Draw Term Loans outstanding shall never exceed the Delayed Draw Term Loan Limit. The outstanding principal amount of the Delayed Draw Term Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable in full on the Delayed Draw Term Loan Maturity Date or, if earlier, on the date on which they are required to be repaid or prepaid in whole or in part or declared due and payable, in each case pursuant to the terms of this Agreement.

2.2. [Intentionally Omitted].

2.3. Term Loan Borrowing Procedures.

(a) Procedure for Borrowing Closing Date Term Loans. Borrower shall deliver a written request by an Authorized Person to Agent no later than 11:00 a.m. EST on the Business Day that is one (1) Business Day prior to the requested Closing Date, specifying the requested Closing Date (which shall be a Business Day). At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.

(b) Procedure for Borrowing Delayed Draw Term Loans. Borrower shall deliver a written request by an Authorized Person to Agent no later than 11:00 a.m. EST on the Business Day that is seven (7) days prior to the requested date of the Delayed Draw Term Loan, specifying (A) the requested funding date of the Delayed Draw Term Loan (which shall be a Business Day), and (B) the requested amount of the Delayed Draw Term Loan, which shall not be less than $2,500,000 nor, when aggregated with all other Delayed Draw Term Loans outstanding through such date, greater than the Delayed Draw Term Loan Limit.

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) Register. Agent, as a non-fiduciary agent for Borrower, shall maintain a register (the “Register”) showing the principal amount of the Term Loans owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate. This Section 2.3(f) and Section 13.1 is intended to qualify the Term Loans as obligations in “registered form” for purposes of the IRC, including Treasury Regulation 1.871-14(c) promulgated thereunder, and shall be interpreted consistently therewith.

(g) [Intentionally Omitted].

(h) Independent Obligations.

(i) All Closing Date Term Loans shall be made by the Lenders on the Closing Date in accordance with their Closing Date Commitments. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Closing Date Term Loan hereunder, nor shall any Closing Date Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(ii) Subject to the conditions set forth in Section 3.2, all Delayed Draw Term Loans shall be made by the Lenders during the Delayed Draw Availability Period in accordance with their Delayed Draw Commitments. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Delayed Draw Term Loan hereunder, nor shall any Delayed Draw Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. EST on the date specified herein. Any payment received by Agent later than 11:00 a.m. EST shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account and other than fees in respect of amendments, waivers or consents) shall be apportioned ratably among the Lenders according to their Pro Rata Shares. Subject to Section 2.4(b)(iv), Section 2.4(d) and Section 2.4(e), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Term Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D) fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(E) fifth, ratably, to pay interest accrued in respect of the Term Loans until paid in full,

(F) sixth, ratably to pay the principal of all Term Loans until paid in full,

(G) seventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, interest paid in kind and capitalized to principal, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of this Section 2.4, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Termination of Commitments.

(i) The Closing Date Commitments shall terminate upon the funding of the Closing Date Term Loans on the Closing Date.

(ii) The obligations of the Lenders to fund the Delayed Draw Commitments shall terminate on the last day of the Delayed Draw Availability Period. The Delayed Draw Commitments shall terminate upon the expiration of the Delayed Draw Availability Period.

(d) Optional Prepayments.

(i) Borrower may prepay the outstanding principal amount of the Delayed Draw Term Loans, or terminate undrawn Delayed Draw Commitments, in whole or in part, at any time after the Closing Date; provided that the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of (A) its intent to make such prepayment or terminate such commitment and (B) the amount of such prepayment or commitment to be terminated, no later than 11:00 a.m. EST five (5) days prior thereto, and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, as the case may be. Any prepayment of a Delayed Draw Term Loan shall be accompanied by accrued and unpaid interest in respect of the principal amount so prepaid.

(A) During the Delayed Draw Availability Period, no Prepayment Premium shall be payable in connection with any optional termination of the Delayed Draw Commitments.

(B) During the Revolving Loan Period, no Prepayment Premium shall be payable in connection with any optional repayment of the Delayed Draw Term Loan Commitments.

(C) Following the termination of the Revolving Loan Period, no Prepayment Premium shall be payable in connection with any optional prepayment of the Delayed Draw Term Loans to the extent that the amount of any such prepayment of the Delayed Draw Term Loans made following the termination of the Revolving Loan Period, when aggregated with all other prepayments of the Delayed Draw Term Loans made following the termination of the Revolving Loan Period through the date of such prepayment, does not exceed $10,000,000. Any optional prepayment of the Delayed Draw Term Loans following the Revolving Loan Period which, when aggregated with all other prepayments of the Delayed Draw Term Loans through the date of such prepayment, exceeds $10,000,000, shall be accompanied by the applicable Prepayment Premium, if any, in respect of the amount prepaid in excess of $10,000,000. The payment of any applicable Prepayment Premium in connection with a prepayment of the Delayed Draw Term Loans shall not affect the availability of the Delayed Draw Term Loans for reborrowing in accordance with the terms of this Agreement.

(ii) Borrower may prepay the outstanding principal amount of the Closing Date Term Loans in whole or in part, at any time after the Closing Date on the following terms and conditions:

(A) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of (x) its intent to make such prepayment and (y) the amount of such prepayment (which shall be the amount described in clause (B) below), which notice shall be delivered to the Administrative Agent no later than 11:00 a.m. EST fifteen (15) days prior to such prepayment (and shall promptly be transmitted by the Administrative Agent to each of the Lenders),

(B) any prepayment of the Closing Date Term Loans shall be in a minimum amount of $5,000,000 (or the aggregate outstanding amount of all Closing Date Term Loans at such time, if less) or an increment of $5,000,000 in addition thereto and shall be accompanied by accrued and unpaid interest in respect of the principal amount so prepaid,

(C) the Borrower shall pay the applicable Prepayment Premium in respect of the Closing Date Term Loans prepaid,

(D) the Borrower shall not make more than three (3) optional prepayments of the Closing Date Term Loans in any fiscal year.

(e) Mandatory Prepayments.

(i) Change of Control. Upon the occurrence of a Change of Control, (whether direct or indirect), the Borrower shall prepay the aggregate amount of all outstanding Obligations, including without limitation all principal and accrued but unpaid interest in respect of both the Closing Date Term Loans and the Delayed Draw Term Loans (and terminate all Delayed Draw Term Loan Commitments (if any)), and the Borrower shall pay the applicable Prepayment Premium in respect of the Closing Date Term Loans prepaid.

(ii) Dispositions. Promptly, but in any event within three (3) Business Days, of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party or any of its Subsidiaries of assets (including casualty losses or condemnations, but excluding sales or dispositions which qualify as Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition with a similar or “like” asset or the cost of purchase or construction of other assets useful in the business of Borrower, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest (subject only to Permitted Liens), and (D) Borrower completes such replacement, purchase, or construction within one hundred eighty (180) days after the initial receipt of such monies, then the Borrower shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition with a similar or “like” asset, in an aggregate amount not to exceed $1,000,000 in any fiscal year (except that such limit shall not apply with respect to the reinvestment of insurance proceeds of casualty losses or condemnations), unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.3(f). Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts. Within three (3) Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv) Indebtedness. Promptly, but in any event, within three (3) Business Days, of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence plus the applicable Prepayment Premium. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v) Unintentional Overadvance. In the event that the aggregate principal amount of the Delayed Draw Term Loans outstanding at any time exceeds the Delayed Draw Term Loan Limit, Borrower shall promptly, and in any event within three (3) Business Days, without premium or penalty, and without the necessity of demand by Agent, repay to Agent the entire amount of any such excess.

(vi) Equity.

(A) Within one (1) Business Day of the date of receipt by Borrower of the net proceeds of any Curative Equity Contribution, Borrower shall prepay the outstanding principal of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such net proceeds; provided, that, proceeds of Curative Equity Contributions that are effectuated solely to cure a breach of Section 7.2 (Minimum Liquidity) shall not be required to be used to prepay the Obligations (but, for the avoidance of doubt, any Curative Equity Contribution the proceeds of which are not used to prepay the Obligations may not be used to cure a breach of Section 7.1 (Minimum EBITDA)).

(B) At least one (1) Business Day prior to the date that Borrower redeems any Equity Interests permitted by Section 6.7(a)(ii), Borrower shall prepay the outstanding principal of the Obligations in accordance with Section 2.4(f) in an amount equal to the lesser of the (i) 100% of the amount of such redemption or (ii) the outstanding Obligations.

(vii) Option to Decline Prepayment. Notwithstanding anything to the contrary herein, any mandatory prepayment pursuant to Section 2.4(e) may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayment. If a Lender chooses not to accept payment in respect of a mandatory prepayment, in whole or in part, such declined proceeds shall be retained by the Borrower.

(f) Application of Payments. With respect to each prepayment of the Term Loans required by Section 2.4(e) and not declined pursuant to Section 2.4(e)(vii), the amounts prepaid shall be applied, (x) so long as no Application Event shall have occurred and be continuing, to pay the outstanding principal of the Term Loans until the Term Loans are paid in full, and (y) if an Application Event shall have occurred and is continuing, in accordance with Section 2.4(b)(ii). Each such prepayment shall be accompanied by all accrued and unpaid interest on the Term Loans so prepaid, through the date of such prepayment and, to the extent applicable, the Prepayment Premium.

2.5. Promise to Pay.

(a) Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent. Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Closing Date Term Loan Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that the Term Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Term Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6. Interest Rates, Payments, and Calculations.

(a) Closing Date Term Loan Interest Rates. Except as provided in Section 2.6(c) and subject to Section 2.6(g), all Closing Date Term Loans and all other Obligations (other than the Delayed Draw Term Loans) shall bear interest at a floating rate equal to LIBOR plus twelve percent (12.0%) per annum as follows:

(i) PIK Interest. Accrued interest on the unpaid principal balance of the Closing Date Term Loans in an amount equal to two percent (2.0%) per annum (the “Closing Date PIK Interest”) shall be added to the principal balance of the Closing Date Term Loans on the first day of each month based on the Pro Rata Share of each Lender holding the Closing Date Term Loans. Notwithstanding the foregoing, Borrower may, at its option and upon three (3) Business Days’ prior notice to Agent, elect to pay the Closing Date PIK Interest in cash on the first day of each month.

(ii) Current Pay. Accrued interest on the unpaid principal balance of the Closing Date Term Loans outstanding from time to time in excess of the Closing Date PIK Interest shall be payable in cash monthly in arrears, in immediately available funds, on the first day of each month.

(b) Delayed Draw Term Loan Interest Rates. Except as provided in Section 2.6(c) and subject to Section 2.6(g), all Delayed Draw Term Loans pursuant to the terms hereof shall bear interest at a floating rate as follows:

(i) Initial Period. Prior to the one hundred twentieth (120th) day after the Closing Date, the Delayed Draw Term Loans shall bear interest at a rate equal to LIBOR plus ten and one-half percent (10.5%) per annum. All interest in respect of the Delayed Draw Term Loans accrued prior to the one hundred twentieth (120th) day after the Closing Date shall be payable in cash monthly in arrears, in immediately available funds, on the first day of each month.

(ii) Subsequent Period. At all times on and after the one hundred twentieth (120th) day after the Closing Date, the Delayed Draw Term Loans shall bear interest at a rate equal to LIBOR plus twelve percent (12.0%) per annum as follows:

(A) PIK Interest. Accrued interest on the unpaid principal balance of the Delayed Draw Term Loans in an amount equal to two percent (2.0%) per annum (the “Delayed Draw PIK Interest”) shall be added to the principal balance of the Closing Date Term Loans on the first day of each month based on the Pro Rata Share of each Lender holding the Closing Date Term Loans. Notwithstanding the foregoing, Borrower may, at its option and upon three (3) Business Days’ prior notice to Agent, elect to pay the Delayed Draw PIK Interest in cash on the first day of each month.

(B) Current Pay. Accrued interest on the unpaid principal balance of the Delayed Draw Term Loans outstanding from time to time in excess of the Delayed Draw PIK Interest shall be payable in cash monthly in arrears, in immediately available funds, on the first day of each month.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders, all Term Loans and all other Obligations shall bear interest at a per annum rate equal to two percentage points (2.0%) above the per annum rate otherwise applicable thereunder, and such default interest, if elected, shall be applicable from the first date of such Event of Default, regardless of when Agent or Required Lenders notify Borrower of such election. In addition, at the election of the Required Lenders, during the existence and continuation of an Event of Default and notwithstanding anything to the contrary in Section 2.6(a)(i), all interest applicable to the Term Loans and Obligations shall be payable in cash monthly in arrears.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g) Unavailability of LIBOR. All Term Loans shall be LIBOR Rate Loans; provided, that, notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for Agent or any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), and (ii) the commitment of such Lender hereunder to make LIBOR Rate Loans and continue LIBOR Rate Loans as such shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain LIBOR Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan and all outstanding LIBOR Rate Loans shall be automatically converted to Base Rate Loans. Interest on Base Rate Loans shall be payable pursuant to the terms of Section 2.6(a) above, with the sole exception that each instance of the term “LIBOR” therein shall be deemed replaced with the term “Base Rate”.

2.7. Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 11:00 a.m. EST. If any payment item is received into Agent’s Account on a non-Business Day or after 11:00 a.m. EST on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Account. Agent is authorized to make the Term Loans on the Closing Date to the Designated Account.

2.9. AHYDO. Notwithstanding anything contained herein to the contrary, if immediately prior to the end of any accrual period (as defined in IRC §1272(a)(5)) ending after the fifth (5th) anniversary of making of any Term Loan, the amount of accrued but unpaid original issue discount on such Term Loan would, but for this Section 2.9, exceed the product of (x) the issue price (as defined in IRC §§1273(b) and 1274(a) (including discount attributable to any fees, expense reimbursements or other payments that are properly treated for such purposes as having reduced issue price of such Term Loan)) of such Term Loan and (y) the yield to maturity (as such term is used in IRC section 163(i)(2)((B)(ii))) of such Term Loan (the “Maximum Amount”), then the Borrower shall make one or more payments on the Term Loans on or prior to the end of such accrual period(s) to the extent necessary so that no Term Loan will be classified, at the issue date or thereafter, as an “applicable high yield discount obligation”

within the meaning of Section 163(i) of the IRC; provided, however, that the Borrower shall not make any such payments to the extent that any such payment would reduce the accrued but unpaid original issue discount on such Term Loan at the end of such period to an amount less than the Maximum Amount.

2.10. Fees.

(a) Commitment Fees.

(i) Closing Date Term Loans. Upon the execution of this Agreement, Borrower shall pay to Agent, for the ratable benefit of the Lenders, a commitment fee of $725,000 in immediately available funds, which fee shall be fully-earned and non-refundable when paid.

(ii) Delayed Draw Term Loans. Upon the execution of this Agreement, Borrower shall pay to Agent, for the ratable benefit of the Lenders, a commitment fee of $410,000 in immediately available funds, which fee shall be fully-earned and non-refundable when paid.

(b) Servicing Fee. On the Closing Date and on each anniversary thereof, Borrower shall pay to Agent, for its own account, a servicing fee of $50,000 in immediately available funds, which fee shall be fully-earned and non-refundable when paid; provided, that on any anniversary of the Closing Date following the consummation of a Replacement Revolving Facility or upon the Delayed Draw Term Loan Maturity Date, the servicing fee shall be $30,000 in immediately available funds.

(c) Delayed Draw Funding Fee. On and as a condition to each funding of a Delayed Draw Term Loan, Borrower shall pay to Agent, for the ratable benefit of the Lenders, funding fees equal to: (i) with respect to the first $20,500,000 of Delayed Draw Term Loans funded in the aggregate, 0.50% of the amount of such Delayed Draw Term Loans and (ii) with respect to all Delayed Draw Term Loans funded in excess of $20,500,000 in the aggregate, 2.5% of the amount of such Delayed Draw Term Loans. For the avoidance of doubt, no funding fees shall be paid on any amounts repaid and subsequently reborrowed in accordance with this Agreement.

2.11. Original Issue Discount. Borrower and Lenders agree (i) that the Term Loans are debt for U.S. federal income tax purposes, (ii) that the Term Loans are issued with original issue discount (“OID”) solely because, and to the extent, of the Closing Date PIK Interest and Delayed Draw PIK Interest features described in Section 2.6(a)(i) and 2.6(b)(ii)(A), (iii) that the Term Loans are not governed by the rules set out in Treasury Regulations Section 1.1275-4, (iv) not to file any tax return, report or declaration inconsistent with the foregoing, and (v) any such OID shall constitute principal for all purposes under this Agreement. The inclusion of this Section 2.11 is not an admission by any Lender that it is subject to United States taxation.

3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Closing Date Term Loans. The obligation of each Lender to make its Closing Date Term Loan on the Closing Date in accordance with its Closing Date Commitment is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such Closing Date Term Loan by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to the Delayed Draw Term Loans. The obligation of each Lender to make its Delayed Draw Term Loan(s) in accordance with its Delayed Draw Commitment during the Delayed Draw Availability Period is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.2 (the making of any such Delayed Draw Term Loan by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent with respect to such Delayed Draw Term Loan).

3.3. Maturity. This Agreement shall continue in full force and effect for a term ending on the Closing Date Term Loan Maturity Date.

3.4. Effect of Maturity. Unless sooner due pursuant to the terms of this Agreement, on the Closing Date Term Loan Maturity Date, all of the Obligations shall immediately become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3. Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any

Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), (v) any Deposit Accounts and Securities Accounts not required to be subject to a Control Agreement by Section 7(k) of the Guaranty and Security Agreement, (vi) Real Property for which a Mortgage is not required with respect thereto pursuant to the terms of this Agreement and (vii) assets located in foreign jurisdictions and which require compliance with local laws for perfection), and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5. Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title (subject to Permitted Liens) to (in the case of all other personal property), all of their respective material assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6. Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7. Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8. No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2012, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9. Solvency.

(a) The Borrower is, and the Loan Parties taken as a whole are, Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10. Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.11. Environmental Condition. Except as set forth on Schedule 4.11, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, Release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, Release or transport was in violation of any applicable Environmental Law, except as could not reasonably be expected to result in a Material Adverse Effect, (b) to Borrower’s knowledge no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site, except to the extent such designation or identification could not reasonably be expected to result in a Material Adverse Effect, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a

Loan Party or its Subsidiaries, except as could not reasonably be expected to result in a Material Adverse Effect, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12. Complete Disclosure. All factual information taken as a whole (other than forward-looking information, pro formas and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information, pro formas and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on February 6, 2014 are, as of the Closing Date, and any other Projections, pro formas and other forward-looking information related to the Loan Parties delivered to Agent shall be, as of the date of delivery thereof, Borrower’s good faith estimate of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby and based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections, pro formas and forward looking information are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections, pro formas and forward looking information will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections, pro formas and forward looking information were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections, pro formas and forward looking information may differ materially from projected or estimated results).

4.13. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14. Indebtedness. All Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date is Permitted Indebtedness, and set forth on Schedule 4.14 is a true and complete list of all such Permitted Indebtedness (other than Permitted Indebtedness of the types described in clauses (a) and (d) of the definition thereof) and such Schedule accurately sets forth the aggregate principal amount of such Permitted Indebtedness as of the Closing Date.

4.15. Payment of Taxes. Except as otherwise permitted under Section 5.5, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all other Taxes imposed upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except for such Tax returns and Taxes for which a failure to timely file or pay would not reasonably be expected to result in liability in excess of $250,000 in the aggregate. Each Loan Party and each of its Subsidiaries have made adequate Provision for Taxes not yet due and payable in accordance with, and to the extent required by GAAP. Except for such assessments as could not reasonably be expected to result in a Material Adverse Effect, Borrower does not know of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16. Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17. Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19. Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of Borrower, after due inquiry as of the Closing Date, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. No Loan Party or its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20. Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.21. [Intentionally Omitted].

4.22. [Intentionally Omitted].

4.23. Location of Inventory. Except as set forth on Schedule 4.23 (as such Schedule may be updated pursuant to Section 5.14), the Inventory valued at greater than $250,000 for any single location of Borrower and its Subsidiaries and $250,000 in the aggregate for all such locations is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.23 (as such Schedule may be updated pursuant to Section 5.14).

4.24. Inventory Records. Each Loan Party keeps materially correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.25. [Intentionally Omitted].

4.26. Material Contracts. Schedule 4.26 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the date hereof. Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof other than individual purchase orders and such Material Contracts listed on Schedule 4.26 which Material

Contracts, by their terms, prohibit disclosure to third parties (and are identified as such on Schedule 4.26). As of the Closing Date, each Material Contract (a) is in full force and effect (except for any Material Contract that has expired at the end of its stated term, but the extension of such term is being negotiated in good faith and in the ordinary course of business) and is binding upon and enforceable against the applicable Loan Party and, to the best of Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, in each case, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (b) has not been otherwise amended or modified unless disclosed to Agent in accordance with Section 5.10, and (c) is not in default in any material respect due to the action or inaction of any Loan Party.

4.27. Hedge Agreements. On each date that any Hedge Agreement is entered into by a Loan Party, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

5. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination payment in full of the Obligations:

5.1. Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to it and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld).

5.2. [Intentionally Omitted].

5.3. Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4. Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.5. Taxes. Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, pay in full before delinquency or before the expiration of any extension period all material Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6. Insurance. Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, at Borrower’s expense, maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7. Inspection.

(a) Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, permit Agent, any Lender accompanying Agent, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours, all at the sole expense of the Borrower; provided, however, that at all times when a Default or Event of Default has not occurred and is not continuing, that the Borrower will not be required to reimburse the Agent and Lenders for more than $10,000 of reasonable and documented out-of-pocket costs and expenses under this Section 5.7(a) in any fiscal year.

(b) At any time that a Default or Event of Default exists and is continuing, Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate at the sole expense of the Borrower; provided, that the Borrower will not be required to reimburse the Agent and Lenders for more than $50,000 of reasonable and documented out-of-pocket costs and expenses under this Section 5.7(b) in any fiscal year.

5.8. Compliance with Laws. Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9. Environmental. Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to:

(a) Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply with Environmental Laws, except to the extent any failure to so comply could reasonably be expected to result in a Material Adverse Effect, and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any Release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required under Environmental Laws to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any material Environmental Action or written notice that a material Environmental Action will be filed against any Loan Party or its Subsidiaries, and (iii) written notice of a material violation, citation, or other administrative order from a Governmental Authority issued to Borrower or any of its Subsidiaries.

5.10. Disclosure Updates. Borrower will, promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto. Borrower shall promptly (and in any event within ten (10) Business Days) notify Agent in writing of (x) any Material Contract expiring without renewal (and describe any efforts to renew such Material Contract), (y) any Material Contract being terminated, amended or otherwise modified (with a true and correct copy of such termination, amendment or other modification), provided that Borrower shall only be required to provide material amendments to its equity documents under this clause (y), and (z) any new Material Contract entered into (in which event Borrower shall provide Agent with a true and correct copy of such Material Contract), in each case except for purchase orders and contracts which by their terms prohibit disclosure to third parties (provided, that Borrower shall notify Agent of the existence of such contracts).

5.11. Formation of Subsidiaries. Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than Immaterial Subsidiaries) or acquires any direct or indirect Subsidiary (other than Immaterial Subsidiaries) after the Closing Date, within ten (10) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a guaranty of the Obligations, together with such security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings) and such other documentation as is necessary or reasonably desirable to grant Agent a first priority Lien (subject only to Permitted Liens,) in and to the assets of such newly formed or acquired Subsidiary to the extent not “Excluded Collateral” under the Guaranty and Security Agreement), all in form and substance reasonably satisfactory to Agent, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent to secure the Obligations, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document. In addition, each newly acquired or formed Foreign Subsidiary shall be required to pledge their Voting Stock within ten (10) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion), provided that, such pledge shall be limited to 66% of such Foreign Subsidiary’s Voting Stock if a pledge in excess of such percentage would result in a material adverse tax consequence to Borrower, as reasonably determined by Agent.

5.12. Further Assurances. Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent but subject to the terms of the Guaranty and Security Agreement and this Agreement, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), other than “Excluded Collateral” under the Guaranty and Security Agreement, to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Loan Parties and their Subsidiaries, including all of the outstanding capital Equity Interests of Borrower and its Subsidiaries.

5.13. Lender Meetings. Borrower will, within ninety (90) days after the close of each fiscal year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold an annual meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Borrower.

5.14. Location of Collateral; Chief Executive Office. Borrower will, and will cause each of its Subsidiaries and the other Loan Parties to, (a) keep its Inventory valued at greater than $250,000 for any single location only at the locations identified on Schedule 4.23, and their chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement; provided, that Borrower may amend Schedule 4.23 or Schedule 7 to the Guaranty and Security Agreement so long as (a) such amendment occurs by written notice to Agent together with delivery of a Compliance Certificate for the month in which such Inventory is moved to such new location or such chief executive office is relocated, (b) all Inventory and chief executive offices of the Loan Parties remain located within the continental United States, (c) keep all Collateral (other than Collateral with aggregate fair market value of less than $250,000) solely at locations subject to Collateral Access Agreements, and (d) maintain all chief executive offices of the Loan Parties and keep all books and records of the Loan Parties at locations subject to Collateral Access Agreements.

5.15. Board Observation Rights. Medley shall have the right to receive notice of all meetings of the Board of Directors of Borrower or any Guarantor, and shall receive all reports, meeting materials, notices, written consents, and other materials as and when provided to the members of such Board of Directors. Notwithstanding anything to the contrary in this Agreement, the Loan Parties reserve the right to withhold any information from Medley to the extent such action is required to preserve the attorney-client privilege, as determined by counsel to the applicable Board of Directors.

5.16. Cash Collateral Dominion Agreement. Borrower shall establish a bank account at Wells Fargo Bank, National Association, which shall be subject to a deposit account control agreement in favor of the Agent which immediately restricts the Borrower’s access to deposited funds (the “Cash Collateral Dominion Agreement”). A portion of the proceeds of the

Closing Date Term Loans equal to $3,000,000 shall be deposited in the Cash Collateral Dominion Agreement on the Closing Date and Borrower shall ensure that no less than $3,000,000 is deposited in the Cash Collateral Dominion Agreement at all times thereafter. All sums on deposit in or payable or withdrawable from the Cash Collateral Dominion Agreement shall cash collateralize the Term Loans and shall not be used by the Borrower for any other purpose.

5.17. Post-Closing Requirements. Borrower shall:

(a) deliver or cause to be delivered to Agent within thirty (30) days following the Closing Date, the Control Agreements;

(b) deliver or cause to be delivered to Agent as soon as reasonably practicable after the Closing Date, Collateral Access Agreements with respect to each leased property of the Loan Parties (i) which is the headquarters of a Loan Party, (ii) where books and records are kept and (iii) where Collateral is kept, provided that a Collateral Access Agreement shall not be required for any such property to the extent not obtainable after the Borrower’s use of commercially reasonable efforts;

(c) cause the “Charter Amendment Effective Date” (under and as defined in the Medley Warrants) to occur within sixty (60) days following the Closing Date; and

(d) deliver or cause to be delivered to Agent no later than February 21, 2014 an opinion of counsel with respect to the Sponsor Guaranty in form and substance reasonably satisfactory to Agent.

6. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Closing Date Commitments and Delayed Draw Commitments and payment in full of the Obligations:

6.1. Indebtedness. Borrower will not, and will not permit any of its Subsidiaries or the other Loan Parties to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Borrower will not, and will not permit any of its Subsidiaries or the other Loan Parties to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries or the other Loan Parties to,

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of a Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Borrower that are not Loan Parties,

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party, or

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4. Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries or other Loan Parties to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5. Nature of Business. Borrower will not, and will not permit any of its Subsidiaries or other Loan Parties to, make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6. Prepayments, Payments and Amendments. Borrower will not, and will not permit any of its Subsidiaries or other Loan Parties, to

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1 or the redemption of the Equity Interests described on Schedule 4.1(b) pursuant to Section 6.7(a)(ii),

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement and (B) Permitted Intercompany Advances, or

(ii) without limiting clause (a)(i) above, make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7. Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries or other Loan Parties to, make any Restricted Payment; provided, that, so long as it is permitted by law,

(a) Borrower or any Subsidiary may (i) declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Equity Interests for consideration in the form of shares of common stock, so long as, after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur; and (ii) effect a redemption of the Equity Interests described on Schedule 4.1(b) hereof, pursuant to the terms of the applicable Certificates of Designation;

(b)  (i) Subsidiaries of Borrower may pay dividends to Borrower and (ii) any Subsidiary of Borrower may pay dividends to its direct parent; and

(c) Borrower and Guarantors may repurchase Equity Interests consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $250,000.

6.8. Accounting Methods. Borrower will not, and will not permit any of its Subsidiaries or other Loan Parties to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or any successor thereto).

6.9. Investments. Borrower will not, and will not permit any of its Subsidiaries or other Loan Parties to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10. Transactions with Affiliates. Borrower will not, and will not permit any other Loan Parties to, directly or indirectly, enter into or permit to exist any transaction with any Loan Party, Sponsor, any Affiliate of any Loan Party or any Affiliate of Sponsor, except for:

(a) transactions between any Loan Party, on the one hand, and any Loan party, Sponsor, Affiliate of any Loan Party or Affiliate of Sponsor, on the other hand, so long as such transactions are in the ordinary course of and pursuant to the reasonable requirements of the business of such Loan Party, and are no less favorable, taken as a whole, to such Loan Party, than would be obtained in an arm’s length transaction with a non-Affiliate;

(b) the payment of reasonable, documented out-of-pocket expenses incurred by Sponsor in connection with the management of the Loan Parties, so long as no Event of Default has occurred and is continuing or would result therefrom, not to exceed $300,000 in any fiscal year; and

(c) transactions permitted by Section 6.3, Section 6.7, Section 6.9 or Section 6.12;

Notwithstanding anything contained in this Agreement to the contrary, except for Permitted Intercompany Advances, no Loan Party shall enter into any transaction with, make any loan, advance or other Investment in, or otherwise transfer any property to any Subsidiary of Borrower that is not a Loan Party.

6.11. Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries or other Loan Parties to, use the proceeds of the Term Loans made hereunder for any purpose other than (i) to repay, in full, the outstanding principal, accrued interest and accrued fees and expenses owing under or in connection with the Existing Credit Facility, (ii) for working capital and general corporate purposes and (iii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the disbursement letter.

6.12. Limitation on Issuance of Equity Interests. Borrower will not, and will not permit any of its Subsidiaries or other Loan Parties to, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests, other than the issuance of Qualified Equity Interests (which, for the avoidance of doubt, may be pursuant to any of the warrants, options, and agreements described on Schedule 4.1(b) that constitute Qualified Equity Interests); provided that, (a) Agent shall have received not less than five (5) Business Days’ prior written notice (or such later notice as Agent may agree in its sole discretion) of such issuance and sale by such Borrower or such other Loan Party, which notice shall specify the parties to whom such Qualified Equity Interests are anticipated to be sold, to the extent then known, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such Equity Interests and the net cash proceeds, if any, which it is anticipated will be received by Borrower or such other Loan Party from such sale, (b) the terms of such Qualified Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive any Term Loans or the right of Borrower and any Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of Borrower and the other Loan Parties with Agent and Lenders or are more restrictive or burdensome to Borrower or any other Loan Party than the terms of any Equity Interests in effect on the Closing Date, and (c) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred.

7. FINANCIAL COVENANTS.

Borrower covenants and agrees that, until payment in full of the Obligations, Borrower will:

7.1. Minimum EBITDA. Commencing with the fiscal quarter ending December 31, 2014, maintain EBITDA, measured for the 12 month period ending on the last day of each fiscal quarter, of not less than the amount set forth opposite such period below:

Fiscal Quarter	Minimum EBITDA
December 31, 2014	-($15,000,000)

Each fiscal quarter thereafter	75% of EBITDA projected for such fiscal quarter in Borrower’s Projections delivered in accordance with clause (e) of Schedule 5.1(a) to the extent reasonably satisfactory to Agent

7.2. Liquidity. Beginning on June 30, 2014, at all times, Borrower shall maintain, on a consolidated basis, Liquidity of not less than (a) $2,000,000 if no Replacement Revolving Facility has been consummated and (b) $0 if a Replacement Revolving Facility has been consummated.

7.3. [Intentionally Omitted].

7.4. Lamp Sourcing. For each of the fiscal quarters ending on the dates set forth below (and no others), the Asia Lamp Source Percentage shall be greater than the percentage set forth opposite such period below:

Fiscal Quarter	Asia Sourcing Percentage
June 30, 2014	85.0%
September 30, 2014	90.0%

7.5. Maximum Capital Expenditures. Not allow Capital Expenditures, measured for the 12 month period ending on the last day of each fiscal year (commencing with the fiscal year ending December 31, 2014), to be greater than the amounts set forth opposite such period below:

Test Period	Capital Expenditures
December 31, 2014	$2,500,000

Each fiscal year thereafter	The lesser of $2,500,000 or 3.0% of net sales for the previous fiscal year

In the event that Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then fifty percent (50%) of the unused amount may be carried over to, and utilized in, the immediately succeeding fiscal year. For the purposes of this Section 7.5, the limitation on the amount of Capital Expenditures for any Test Period shall not include any Capital Expenditures made pursuant to clause (a) of the definition of “Capital Expenditures”.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Payments. If Borrower fails to pay when due and payable, or when declared due and payable in accordance with the Loan Documents, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days or (b) all or any portion of the principal of the Term Loans;

8.2. Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.3 (solely in the jurisdiction of organization of any Loan Party), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower in accordance with the terms thereof), 5.10, 5.11, 5.13, 5.16 or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement (subject, in the cases of Sections 7.1 or 7.2, to the terms of Section 9.3), or (iv) Section 7 of the Guaranty and Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (in the jurisdiction of organization of any Subsidiary of any Loan Party, or in any foreign jurisdiction of any Loan Party or its Subsidiaries), 5.4, 5.5, 5.12, 5.14, and 5.15 of this Agreement and such failure continues for a period of ten (10) Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3. Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $250,000, or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of forty-five (45) consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4. Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5. Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6. Default Under Other Agreements; . If there is a default (subject to the expiration of any applicable cure periods and any written waivers thereof) in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.7. Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof (it being acknowledged that Projections, pro formas and other forward-looking information are subject to the requirements of, and qualifications set forth in, the last sentence of Section 4.12);

8.8. Guaranty. If the obligation of any Guarantor under any guaranty of all or any of the Obligations is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9. Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral, the aggregate value of which, for all such Collateral, does not exceed at any time, $250,000, or (c) as the result of an action or failure to act on the part of Agent;

8.10. Loan Documents. The validity or enforceability of any Loan Document (other than a Loan Document governing the creation or perfection of a Lien on Collateral, the aggregate value of which, for all such Collateral, does not exceed at any time, $250,000) shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11. Change of Control. A Change of Control shall occur, whether directly or indirectly.

9. RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) below, by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b) declare the Delayed Draw Term Loan Commitments terminated, whereupon the Delayed Draw Term Loan Commitments shall immediately be terminated, together with any obligation of any Lender to make Delayed Draw Term Loans; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

9.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3. Curative Cash or Equity.

(a) Notwithstanding the existence of an Event of Default resulting from a financial covenant violation under either Section 7.1 (Minimum EBITDA) or Section 7.2 (Minimum Liquidity), a cash equity contribution (in the form of common equity or other Qualified Equity Interests having terms acceptable to Agent) made by Sponsor to Borrower and immediately contributed to the capital of Borrower, on or prior to the day that is (a) with respect to a breach of Section 7.1, ten (10) days after the day on which financial statements are required to be delivered for such fiscal quarter, and (b) with respect to a breach of Section 7.2, within ten (10) days after the date of breach of Section 7.2, will, subject to the terms of clause (c) of this Section 9.3, at the written request of the Borrower, be included in the calculation of Minimum EBITDA or Minimum Liquidity, as applicable, solely for the purposes of determining compliance with such financial covenant(s) (x) with respect to a cure of Section 7.1, at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter and (y), with respect to a cure of Section 7.2, on the date of such contribution and the immediately preceding ten (10) days, (any such equity contribution, a “Curative Equity Contribution”).

(b) Notwithstanding the existence of an Event of Default resulting from a financial covenant violation under Section 7.1 (Minimum EBITDA), a voluntary prepayment using cash from the balance sheet of Borrower on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for such fiscal quarter, will, will, subject to the terms of clause (c) of this Section 9.3, at the written request of the Borrower, be included in the calculation of Minimum EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such optional prepayment from Borrower’s cash on its balance sheet, a “Curative Cash Contribution”; Curative Cash Contributions and Curative Equity Contributions, together, the “Curative Contributions”).

(c) All Curative Contributions shall comply with the following conditions:

(i) the amount of any Curative Contribution will not be greater than the amount required to cure the relevant financial covenant violation(s),

(ii) all Curative Contributions and the use of proceeds thereof will be disregarded for all other purposes under this Agreement,

(iii) there shall be no more than three (3) Curative Contributions during any fiscal year of the Borrower,

(iv) there shall be no more than four (4) Curative Contributions made in the aggregate after the Closing Date,

(v) no Curative Equity Contribution shall be permitted with respect to any fiscal quarter if a Curative Contribution was made with respect to the immediately preceding fiscal quarter,

(vi) all Curative Contributions will be applied to permanently prepay and reduce the Obligations under the Loan Documents; provided, that, proceeds of Curative Equity Contributions that are effectuated solely to cure a breach of Section 7.2 (Minimum Liquidity) shall not be required to be used to prepay the Obligations (but, for the avoidance of doubt, any Curative Equity Contribution the proceeds of which are not used to prepay the Obligations may not be used to cure a breach of Section 7.1 (Minimum EBITDA)), and

(vii) in the case of any Curative Cash Contribution, Sponsor shall have made cash equity contributions (in the form of common equity or other Qualified Equity Interests having terms acceptable to Agent) during the twelve (12) month period preceding the prepayment of such Curative Cash Contribution in an aggregate amount greater than the amount of such Curative Cash Contribution.

(d) Until timely receipt of the applicable Curative Contribution, an Event of Default shall be deemed to exist for all purposes under this Agreement. Upon timely receipt by the Borrower in cash of the applicable Curative Contribution and the corresponding prepayment of the Term Loans (to the extent required by this Section 9.3), the applicable Events of Default(s) shall be deemed waived. Notwithstanding the foregoing, the Agent shall not exercise any rights or remedies to the extent Agent has received a notice from Borrower (and the Sponsor, in the case of a Curative Equity Contribution) stating their irrevocable election and commitment to make a Curative Contribution under this Section 9.3, until the date specified for such Curative Contribution in such notice in accordance with this Section 9.3.

9.4. Purchase Right. Upon the occurrence of an acceleration of all or a portion of the Obligations in accordance with this Agreement and the expiration of the purchase right under Section 9.12 of the Sponsor Guaranty, then the Preferred Shareholders may purchase all, but not less than all, of the Obligations at the purchase price equal to 100% of the principal amount of the Obligations. Such purchase will:

(a) include all principal of, and all accrued and unpaid interest, fees, and expenses in respect of, all Term Loans outstanding at the time of purchase, and all other unpaid Obligations at such time,

(b) be made pursuant to an Assignment and Acceptance Agreement substantially in the form attached as Exhibit A-1 to the Agreement, whereby the Preferred Shareholders will purchase all unpaid Obligations and assume all funding commitments of the Lenders under the Loan Documents, and

(c) each Lender will retain all rights to indemnification as set forth in the Agreement.

10. WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

10.3. Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of outside attorneys, experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification

(as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Medley) incurred in advising, structuring, drafting, reviewing or administering the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Loan Party’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent (in its capacity as such) on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed exclusively by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of the Term Loans hereunder, or the use of the proceeds of the Term Loans hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its advisors, officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (OTHER THAN A GROSSLY NEGLIGENT ACT) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON (OTHER THAN AS A RESULT OF WILLFUL MISCONDUCT).

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	LIGHTING SCIENCE GROUP CORPORATION 1227 South Patrick Dr. #2A Satellite Beach, FL 32937-3969 Attn: Chief Financial Officer Fax No. (321) 779-5521 Office: (321) 779-5537

with copies to:	PEGASUS CAPITAL 99 River Road Cos Cob CT 06807 Attn: Steven Wacaster Fax No.: (203) 869-6940 Office: (212) 710-2509

with copies to:	HAYNES AND BOONE, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 Attn: Paul H. Amiel, Esq. Fax No. (214) 200-0555

If to Agent:	MEDLEY CAPITAL CORPORATION 375 Park Avenue, Suite 3304 New York, New York 10152 Attn: Brian Dohmen and Gregory Richards Fax No. (212) 759-0091

with copies to:	PROSKAUER ROSE LLP One International Place Boston, Massachusetts 02110 Attn: Steven Ellis Fax No. (617) 526-9899

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR

RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS, OR ATTORNEY-IN-FACTS OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Term Loans and other Obligations owed to it) to one or more assignees that is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender, an Affiliate (other than natural persons) of a Lender under common control with such Lender or a Related Fund of such Lender; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within three (3) Business Days after having received notice thereof; and

(B) Agent (other than pursuant to Section 9.4).

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made to a natural person;

(B) no assignment may be made to a Loan Party or an Affiliate of a Loan Party, or to Sponsor or an Affiliate of Sponsor, and, so long as no Event of Default has occurred and is continuing, no assignment may be made to a Competitor (other than pursuant to Section 9.4);

(C) the amount of the Term Loans and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent and, unless an Event of Default has occurred and is continuing, Borrower) of $1,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender under common control with such Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000);

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee;

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500;

(G) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”); and

(H) the assignment is recorded in the Register.

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee and the assignment is recorded in the Register, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, the recordation of the assignment in the Register, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments and/or arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender (other than the waiver of mandatory prepayments and rescission of acceleration), (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, Sponsor or an Affiliate of Sponsor, (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and (viii) no participation shall be effective until recorded in the Participant Register. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any funding or financing source, or any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such funding or financing source or Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Other than in connection with an assignment by a Lender of all or any portion of its portion of any Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) the Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Loan (and the registered note, if any, evidencing the same, which shall be made payable to the relevant Lender and its registered assigns) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Term Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain a register comparable to the Register (the “Related Party Register”). No assignment by a Lender to an Affiliate of such Lender or a Related Fund shall be effective until it is recorded in the Related Party Register.

(i) In the event that a Lender sells participations in any Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain a register on which it enters the name of all participants in the Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Loans that is subject to such participations) (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without each of the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate Section 2.4(b),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (other than the waiver of any mandatory prepayment or default interest and rescission of acceleration),

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders directly affected by a proposed modification,

(v) amend, modify, or eliminate Section 3.1 or Schedule 3.1,

(vi) amend, modify, or eliminate Section 3.1 or Schedule 3.2,

(vii) amend, modify, or eliminate Section 15.11,

(viii) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(ix) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(x) other than as permitted by Section 15.11, contractually subordinate any of Agent’s Liens,

(xi) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xii) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii), or

(xiii) amend, modify, or eliminate any of the provisions of this Agreement to permit assignments to, or participations with, Loan Parties, Affiliates of Loan Parties, Sponsor or Affiliates of Sponsor.

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”, and together with any Non-Consenting Lender, each an “Affected Lender”) with one or more substitute Lender(s), in each case, (x) reasonably acceptable to Agent, (y) that agrees to provide the subject consent, authorization or agreement (in the case of a Non-Consenting Lender) or will not require the subject compensation under Section 16 (in the case of a Tax Lender) and (z) agrees to purchase the Obligations owed to such Affected Lender (a “Replacement Lender”). Such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement, and the Affected Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Affected Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1 (including without limitation and for the avoidance of doubt, that no assignment shall be made to any Loan Party, any Affiliate of a Loan Party, Sponsor or an Affiliate of Sponsor).

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints Medley as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan

Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Loan Parties or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity. Medley and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Medley were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Medley or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Medley in its individual capacity.

15.9. Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower or an Event of Default exists). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days (10 days if an Event of Default has occurred and is continuing) following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any certificate provided thereunder or other representation of any Loan Party made in connection therewith, without further inquiry), (iii) constituting property in which no Loan Party or its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to any Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of any Loan Party in respect of) any and all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by a Loan Party or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or (iii) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent (which may only be sent during the continuance of an Event of Default), set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender (other than deposit accounts used solely for payroll, employee benefits, trust accounts, tax withholding accounts and other similar fiduciary accounts). Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report (if any such reports are prepared by Agent) respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Loan Parties and their Subsidiaries and will rely significantly upon Loan Parties’ and their Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding each Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by a Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender and (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Loan Parties or their Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender.

15.17. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16. WITHHOLDING TAXES.

16.1. Payments. All payments made by Borrower hereunder or under any note issued hereunder or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Taxes are so levied or imposed, Borrower shall deduct or withhold such Taxes (and any amounts so deducted and withheld shall be deemed paid for all purposes hereunder, under any note issued hereunder and any other Loan Document) and pay such amounts over to the appropriate Governmental Authority and if any such Taxes are Indemnified Taxes Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein; provided, that Borrower shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies (“Other Taxes”) that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document. The Loan Parties shall jointly and severally indemnify each Indemnified Person (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes or Other Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable and documented fees and disbursements of outside attorneys, experts, or consultants and all other reasonable and documented third-party costs and expenses incurred in connection therewith or in connection with the enforcement of this indemnification, as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes or Other Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Borrower and Loan Parties under this Section 16 shall survive the termination of this Agreement and the repayment of the Loans.

16.2. Exemptions.

(a) If a Lender or Participant is a Foreign Lender and is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent and Borrower, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) two originals of one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, as may be required under the IRS or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) If a Lender or Participant is not a Foreign Lender, such Lender or Participant agrees with and in favor of Agent and Borrower, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) two originals of a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(c) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) 12.2(b) or 16.2(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a), 12.2(b) or 16.2(d), if applicable. Subject to Section 13.1(e), Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3. Reductions.

(a) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax. Any amounts withheld pursuant to this Section 16.3 shall be deemed paid to the relevant Lender or Participant for all purposes under this Agreement and the other Loan Documents.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4. Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17. GENERAL PROVISIONS.

17.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. [Intentionally Omitted].

17.6. Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution. This Agreement and each other Loan Document may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender

Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (a)(i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by

Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (a)(i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments and Term Loans provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(d) If any material non-public information is disclosed to the Agent, Agent agrees that it will comply with SEC Regulation FD (Fair Disclosure), and refrain from trading in Borrower’s stock until that material non-public information has been publicly disseminated by the Loan Parties.

17.10. Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Term Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.

17.11. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

17.12. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation

	By:	/s/ Thomas C. Shields
Name: Thomas C. Shields
Title: Chief Financial Officer

Signature Page to Term Loan Agreement

MEDLEY CAPITAL CORPORATION, a Delaware corporation, as Agent and as a Lender

By:	/s/ Richard. T. Allorto
Name: Richard. T. Allorto
Title: Chief Financial Officer

Signature Page to Term Loan Agreement

MEDLEY OPPORTUNITY FUND II LP, as a Lender

By:	/s/ Richard. T. Allorto
Name: Richard. T. Allorto
Title: Chief Financial Officer

Signature Page to Term Loan Agreement

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means as to Borrower and each other Loan Party, all present and future rights of such Borrower and such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person. For the avoidance of doubt, no Acquisition by any Loan Party shall constitute a Capital Expenditure.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 14.2 of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

Schedule 1.1 – Page 1

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Closing Date Term Loan Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Asia Lamp Source Percentage” means, with respect to any fiscal quarter, the quotient of (a) lamps sold to Customer 1 or its Affiliates during such fiscal quarter that are produced in Asia over (b) all lamps sold to Customer 1 or its Affiliates during such fiscal quarter.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” shall mean the greatest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) LIBOR plus one percent (1.0%), and (c) a “prime rate” of a commercial bank reasonably selected by Agent which serves as the basis upon which effective rates of interest are calculated by such commercial bank for those loans making reference thereto.

“Base Rate Loans” shall mean any Term Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof.

Schedule 1.1 – Page 2

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Biological Illumination” means Biological Illumination, LLC, a Delaware limited liability company.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” means any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with (a) any direct competitor of Borrower and/or any of its Subsidiaries or (b) any Affiliate of such direct competitor, but with respect to which no personnel involved with any investment in such direct competitor or Affiliate (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Borrower or its Subsidiaries or any entity that forms a part of the business of Borrower or any of its Subsidiaries.

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing Base” means, at any time, the amount equal to (A) the sum of: (i) eighty-five (85%) percent of the Eligible Accounts, plus (ii) sixty (60%) percent multiplied by the Value of the Eligible Inventory plus (iii) Qualified Cash, less (B) Reserves.

“Borrowing Base Certificate” means a “daily collateral report” substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent in a manner consistent with the terms of this Agreement, which is duly completed (including all schedules thereto) and executed by the chief executive officer, chief financial officer or other financial or senior officer of Borrower and delivered to Agent.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the Commonwealth of Massachusetts or the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in

Schedule 1.1 – Page 3

connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in Borrower or any of its Subsidiaries by Sponsor or any other equityholder of Borrower which equity investment is made substantially contemporaneously with the making of the expenditure, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

Schedule 1.1 – Page 4

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Certificates of Designation” means, collectively, the Certificates of Designation filed with the Delaware Secretary of State with respect to the Series H Preferred Shares of the Borrower, Series I Preferred Shares of the Borrower and the Series J Preferred Shares of the Borrower, in each case as in effect on the Closing Date.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower or any other Loan Party to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 6.4 hereof; (b) the liquidation or dissolution of Borrower or any other Loan Party or the adoption of a plan by the stockholders of Borrower or any other Loan Party relating to the dissolution or liquidation of Borrower or such Loan Party, other than as permitted in Section 6.3 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for Sponsor, of beneficial ownership, directly or indirectly, of a greater share of the voting power of the total outstanding Voting Stock of Borrower or any Guarantor or the Board of Directors of Borrower than is held by the Sponsor at such time; (d) (i) Sponsor fails to (i) own and control, directly or indirectly, more than 35.0% of the Equity Interests of Borrower having the right to vote for the election of members of the Board of Directors of Borrower or (ii) own and control, directly or indirectly, more than 35.0% of the economic interests in respect of the Equity Interests of Borrower; or (e) the failure of Borrower to own directly or indirectly one hundred percent (100.0%) of the voting power of the total outstanding Voting Stock of any other Loan Party, except as expressly permitted under Section 6.3 hereof.

“Closing Date” means the date of the making of the Closing Date Term Loans under the Agreement, which is February 19, 2014.

“Closing Date Commitment” means, with respect to each Lender, its Closing Date Commitment and, with respect to all Lenders, their Closing Date Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on

Schedule 1.1 – Page 5

Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. All Closing Date Commitments shall terminate upon the funding of the Closing Date Term Loans on the Closing Date.

“Closing Date Term Loan” has the meaning set forth in Section 2.1.

“Closing Date Term Loan Maturity Date” means February 19, 2019.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Reporting Trigger Event” means, at any time, that the outstanding principal amount of the Delayed Draw Term Loans exceeds the Delayed Draw Term Loan Limit for more than three (3) consecutive days and shall cease to exist on the date that the Delayed Draw Term Loans are equal to or less than the Delayed Draw Term Loan Limit for a period of sixty (60) days.

“Commitment” means, with respect to each Lender, its Closing Date Commitment and Delayed Draw Commitment, with respect to all Lenders, their Closing Date Commitments and Delayed Draw Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Competitor” means any Person which is an operating company and direct competitor of any Loan Party, or is an operating company and a subsidiary of a direct competitor, and in each case, that is (i) identified by name in writing to the Agent prior to the Closing Date, (ii) any other Person identified by name in writing to the Agent after the Closing Date to the extent such Person becomes an operating company and direct competitor of any Loan Party, or an operating company and a subsidiary of a direct competitor, which designations shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Term Loans or Commitments; provided, that, “Competitor” shall exclude any Bona Fide Debt Fund.

Schedule 1.1 – Page 6

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated Net Income” shall mean, with respect to Borrower and its Subsidiaries on a consolidated basis, for any period, the aggregate of the net income (loss) for such period, excluding to the extent included therein any extraordinary, one-time or non-recurring gains, after deducting all charges which should be deducted before arriving at the net income (loss) for such period, without duplication, and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (i) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (ii) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the Closing Date (including any cumulative effects resulting from changes in purchase accounting principles) shall be excluded; and (iii) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets or of any Equity Interests of such Person or a Subsidiary of such Person.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Sponsor or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account). The Cash Collateral Dominion Agreement shall not be considered a “Control Agreement” for purposes of this Agreement.

Schedule 1.1 – Page 7

“Controlled Investment Affiliate” means, with respect to the Sponsor, any fund or investment vehicle that (a) is organized for the purpose of making equity investments in one or more companies and (b) is controlled by, or under common control with, the Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a person, by ownership and not by contract. For avoidance of doubt, a Controlled Investment Affiliate shall not include (i) any Loan Party and (ii) any subsidiary of the Sponsor that is an operating company or controlled by an operating company.

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Curative Equity Contribution” has the meaning set forth in Section 9.3. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute a Curative Equity Contribution.

“Customer 1” shall have the meaning set forth in the Customer Designation Letter.

“Customer 1 Contract” shall have the meaning set forth in the Customer Designation Letter.

“Customer Designation Letter” shall mean the letter agreement, dated as of the Closing Date, by and among Borrower and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, as provided hereunder would be an Event of Default.

“Delayed Draw Availability Period” means the period beginning on the day following the Closing Date and ending on the Delayed Draw Term Loan Maturity Date.

“Delayed Draw Commitment” means, with respect to each Lender, its Delayed Draw Commitment and, with respect to all Lenders, their Delayed Draw Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement, or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. The Delayed Draw Commitments shall terminate upon the expiration of the Delayed Draw Availability Period.

“Delayed Draw Term Loans” has the meaning set forth in Section 2.1.

“Delayed Draw Term Loan Limit” means, at any time, the lesser of: (i) the Borrowing Base and (ii) the Delayed Draw Commitments.

“Delayed Draw Term Loan Maturity Date” means February 19, 2016.

Schedule 1.1 – Page 8

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Closing Date Term Loan Maturity Date.

“Dollars” or “$” means United States dollars.

“EBITDA” means, as to Borrower and its Subsidiaries on a consolidated basis, with respect to any period, an amount equal to: (a) Consolidated Net Income for such period, plus (b) depreciation and amortization, imputed interest, deferred compensation for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (e) non-recurring transaction fees, charges and expenses (to the extent included in the computation of Consolidated Net Income of such Person) in an aggregate amount not to exceed $4,000,000 in any fiscal year, plus or minus (f) other non-cash and/or extraordinary income or charges (in accordance with GAAP and to the extent included in the computation of Consolidated Net Income of such Person) in an aggregate amount not to exceed $1,000,000 in any fiscal year, plus (g) reasonable and documented fees, expenses and transaction costs which are directly related to any consummated or proposed issuance of debt (including this Agreement and any Replacement Revolving Facility) or equity, investment (including any Acquisition) or asset disposition permitted under the Agreement, plus (h) restructuring, inventory write-downs, severance, integration, operating initiatives, litigation and other non-recurring or one time fees, costs, charges and expenses, in each case, to the extent reasonably approved by Agent plus (i) the unamortized portion of fees, costs and expenses paid in connection with the repayment of debt and fees, costs and expenses incurred on or immediately prior to the Closing Date in connection with the prepayment of debt in an aggregate amount not to exceed $500,000 in any fiscal year, plus (j) reimbursement of reasonable and documented out-of-pocket fees and expenses and customary indemnities to Sponsor in connection with Sponsor’s management of the Loan Parties in an amount not to exceed $300,000 in any fiscal year, plus (k) other add-backs approved in advance by Agent in its sole discretion.

Schedule 1.1 – Page 9

“Eligible Accounts” shall mean with respect to Accounts created by Borrower that in each case arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto.

“Eligible Transferee” means (a) any Lender, any Affiliate of any Lender under common control and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $100,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Eligible Inventory” shall mean, as to Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower and raw materials for such finished goods.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, employee health, or Hazardous Materials, in each case as amended from time to time.

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“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Governmental Authority or any third party (or Remedial Action required), and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity or ownership interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other equity interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other equity interests in) such Person and all warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other equity interests), but excluding (a) any debt security that is convertible into or exchangeable for any such shares (or such other equity interests and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of Loan Parties and their Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) as a result of a present or

Schedule 1.1 – Page 11

former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) United States taxes that would not have been imposed but for the Lender’s or Participant’s failure to comply with the requirements of Section 16.2(a), (b) or (c) of the Agreement, other than where the failure or inability to comply with such Section 16.2(a), (b), or (c) was the result of a change in law, rule, regulation, treaty, or other governmental interpretation or guidance after the date such Lender or Participant became a party of this Agreement or acquired its participation, (iii) any Taxes imposed under the FATCA, and (iv) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority

“Existing Credit Facility” means collectively, (i) that certain Loan and Security Agreement dated as of November 22, 2010, by and among Borrower, Guarantors, Wells Fargo Bank, National Association, as agent, and the lenders from time to time thereto, as amended through the date hereof and (ii) that certain Second Lien Letter of Credit, Loan and Security Agreement, dated as of September 20, 2011 by and among Borrower, Guarantors, Ares Capital Corporation, as agent, and the lenders from time to time thereto, as amended through the date hereof.

“Extraordinary Receipts” means (a) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim and (b) any payments received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and (ii) purchase price adjustments (other than purchase price adjustments of less than $100,000 in the aggregate) received in connection with any purchase agreement, and in each case of clauses (a) and (b), net of (x) out-of-pocket expenses incurred in connection with obtaining such receipts or payment, (y) amounts necessary to reimburse the Loan Parties for losses or damages sustained and amounts reasonably anticipated to be necessary to cure or remedy losses or damages resulting from the act giving rise to such claim, lawsuit or indemnity payment).

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof.

Schedule 1.1 – Page 12

“Fill Rate Contract” shall mean any written contract that requires Borrower to deliver a certain quantity of goods or other products on time to a customer, including, without limitation, the Customer 1 Contract.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any Subsidiary that was formed, organized or incorporated in a jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) Biological Illumination, (b) LSGC and (c) each Person that becomes a guarantor of all or part of the Obligations after the Closing Date pursuant to Section 5.11 of the Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the Guarantors to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Immaterial Subsidiaries” means any Subsidiary of a Person who does not own or possess assets with a fair market value in excess of $150,000 and, when aggregated with all other Immaterial Subsidiaries, does not possess assets with a fair market value in excess of $500,000 at any time.

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“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrower, each of the other Loan Parties, and Agent, the form and substance of which is reasonably satisfactory to Agent.

Schedule 1.1 – Page 14

“Interest Expense” shall mean, for any period, as to Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, the total interest expense for such period, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts that are sold for purposes other than collection, but excluding interest paid in property other than cash and any other interest expense not paid in cash during such period.

“Inventory” shall mean, as to Borrower and each other Loan Party, all of such Borrower’s or such Loan Party’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower or such Loan Party as lessor; (b) are held by Borrower or such Loan Party for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or such Loan Party under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person) (including any Acquisition), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to the Agreement and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented and reasonable out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from

Schedule 1.1 – Page 15

time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any Event of Default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges up to the amount of any limitation provided in the Agreement, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable documented out-of-pocket costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral and (k) Agent’s and each Lender’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement, or modification to, the Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agent.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“LIBOR” means the per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR — USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) for three (3) month LIBOR, which determination shall be made by Agent and shall be conclusive in the absence of manifest error. When interest is determined in relation to LIBOR, each change in the interest rate shall become effective each Business Day that Agent determines that LIBOR has changed.

Schedule 1.1 – Page 16

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of the date of calculation, the sum of Qualified Cash and the Delayed Draw Term Loan Limit.

“Loan” shall mean any Term Loan made (or to be made) hereunder.

“Loan Documents” means the Agreement, the Control Agreements, the Cash Collateral Dominion Agreement, the Guaranty and Security Agreement, the Sponsor Guaranty, the Intercompany Subordination Agreement, the Medley Warrants, any Copyright Security Agreement, any Patent Security Agreement, any Trademark Security Agreement, any Collateral Access Agreements, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“LSGC” means LSGC LLC, a Delaware limited liability company.

“Make-Whole Premium” means, with respect to any prepayment (or repayment) of the Closing Date Term Loans, the excess of (a) the “present value” (calculated as a discount equal to fifty (50) basis points plus the yield to maturity of the U.S. Treasury securities having a maturity equal (or closest) to the period of time between the repayment date and the one year anniversary of the Closing Date) (i) the prepayment (or repayment) price equal to 103% of the principal amount of the Closing Date Term Loans (including, for the avoidance of doubt, any interest and paid-in-kind interest, in each case, that has as of the date of such redemption already been added to such principal) being prepaid (or repaid), plus (ii) all required interest payments due on the Closing Date Term Loans being prepaid (or repaid) at the applicable rate hereunder through the first anniversary of the Closing Date (including, for the avoidance of doubt, any interest and any paid-in-kind interest that, in each case, would have been added to such principal through the first anniversary of the Closing Date assuming the Borrower elects to pay interest in kind pursuant to the terms of this Agreement, but, in each case excluding interest, whether payable in cash or “in kind,” accrued prior to the date of such prepayment (or repayment)), minus (b) the principal amount of the Closing Date Term Loans.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

Schedule 1.1 – Page 17

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral other than as a result of an action or failure to act on the part of Borrower or its Subsidiaries.

“Material Contract” means any contract or other agreement (including, for the avoidance of doubt, license agreements) of Borrower or any Guarantor involving monetary liability of or to any Person in an amount in excess of $500,000 in any fiscal year; provided, that, any purchase order of Borrower or any Guarantor involving monetary liability relating to the purchase and sale of Inventory in excess of $500,000 but less than $1,000,000 shall be excluded from this clause (a); and (b) any other contract or other agreement to which Borrower or any Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maximum Amount” has the meaning specified therefor in Section 2.9.

“Medley” means Medley Capital Corporation, a Delaware corporation.

“Medley Warrants” means those certain Warrants for 10,000,000 shares of common stock of Borrower, dated as of the Closing Date, issued by Borrower in favor of Medley, at a strike price of $0.95 and on such other terms as are acceptable to Medley.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses (not paid to Sponsor or an Affiliate of any Loan Party) related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition,

Schedule 1.1 – Page 18

(iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence (not paid to Sponsor or an Affiliate of any Loan Party), (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Obligations” means all loans (including the Term Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Term Loans,

Schedule 1.1 – Page 19

(ii) interest accrued on the Term Loans, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OID” has the meaning specified therefor in Section 2.11 of the Agreement.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition) shall be payable (i) from the net proceeds from the issuance of any Qualified Equity Interests of Borrower, (ii) in the form of Equity Interests of Borrower, or (iii) in cash (other than cash received from the issuance of any Qualified Equity Interests), earnout obligations, and assumed Indebtedness and contingent liabilities, so long as the aggregate amount of consideration paid pursuant to this clause (b)(iii) in respect of any domestic Acquisitions does not exceed (x) $5,000,000 in the aggregate for all Permitted Acquisitions consummated in any fiscal year, (y) $10,000,000 in the aggregate for all Permitted Acquisitions consummated during the term of this Agreement and (z) in respect of Acquisitions of assets located outside the United States and equity Acquisitions of targets that are Foreign Subsidiaries, does not exceed $1,000,000 in the aggregate for all such Acquisitions consummated during the term of this Agreement (or, for the avoidance of doubt, with any combination of consideration described in clauses (b)(i)-(b)(iii) above),

Schedule 1.1 – Page 20

(c) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (g) or (h) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(d) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations reasonably satisfactory to Agent, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Borrower and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the twelve month period ended immediately prior to the proposed date of consummation of such proposed Acquisition,

(e) Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(f) Borrower has provided Agent with written notice of the proposed Acquisition at least thirty (30) days prior to the anticipated closing date of the proposed Acquisition and, not later than ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(g) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(h) the subject assets or Equity Interests, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 of this Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties,

Schedule 1.1 – Page 21

(i) Borrower shall demonstrate to Agent’s reasonable satisfaction, after giving effect to the proposed Acquisition, pro forma compliance with each of the financial covenants set forth in Section 7 of this Agreement, and

(j) the target of such Acquisition shall not have incurred a pro forma operating loss greater than $100,000, as determined based upon the target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Acquisition using pro forma adjustments acceptable to the Agent.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment, Inventory and software that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business, and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries; provided, that, Borrower shall provide Agent with five (5) Business Days’ prior written notice of the sale or other disposition of Equipment having an aggregate fair market value in excess of, individually or cumulatively with other Equipment, $500,000,

(b) sales of Inventory to buyers in the ordinary course of business (including discounted sales of slow-moving Inventory to buyers in the ordinary course of business and consistent with past practices so long as the impact of such discounts are reflected in consolidated net earnings (or loss)),

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the granting of Permitted Liens,

(e) any involuntary loss, damage or destruction of property,

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(g) the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(h) the making of Permitted Investments, and

(i) transfers of assets from any Subsidiary of a Loan Party to a Loan Party,

(j) transfers of assets from any Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party,

Schedule 1.1 – Page 22

(k)  (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of the Loan Parties and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group, and

(l) sales or dispositions of assets (other than Equity Interests of Subsidiaries of Loan Parties, accounts receivable, intellectual property or licenses) not otherwise permitted in clauses (a) through (j) above so long as (i) made at fair market value and the aggregate fair market value of all assets disposed of in each fiscal year (including the proposed disposition) would not exceed $150,000 and (ii) no Default or Event of Default shall have occurred and be continuing both immediately prior to and immediately after giving effect to any such sale or disposition.

“Permitted Indebtedness” means:

(a) the Obligations,

(b) Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Indebtedness incurred under any Replacement Revolving Facility and any Refinancing Indebtedness in respect of such Indebtedness,

(g) Indebtedness constituting Permitted Investments,

(h) Indebtedness of Borrower or any Guarantor arising after the Closing Date to any third person (but not to Borrower or any other Loan Party) in respect of credit cards or related store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer and other cash management arrangements in an aggregate amount not to exceed $200,000 at any one time outstanding,

Schedule 1.1 – Page 23

(i) the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes, and which serves to hedge the interest rate associated with not greater than fifty percent (50%) of the aggregate outstanding amount of the Term Loans, and

(j) unsecured Indebtedness of Borrower or any Guarantor arising after the Closing Date to any third person (but not to Borrower or any other Loan Party); provided, that, each of the following conditions is satisfied as determined by Agent:

(i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to its terms or, if requested by Agent in its discretion, pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent,

(ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto,

(iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness,

(iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine, or, at Agent’s option, to be held as cash collateral for the Obligations,

(v) in no event shall the aggregate principal amount of such Indebtedness exceed $500,000 at any time outstanding,

(vi) such Borrower and Guarantor shall not, directly or indirectly,

(A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto; except, that, Borrower or any Loan Party may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or

Schedule 1.1 – Page 24

(B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and

(C) Borrower the other Loan Parties shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or any Loan Party or on its behalf promptly after the receipt thereof, or sent by Borrower or any Loan Party or on its behalf concurrently with the sending thereof, as the case may be.

“Permitted Intercompany Advances” means loans and other Investments made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (d) from a Loan Party to a Foreign Subsidiary of a Loan Party to the extent that such loans or Investments are made (i) using the net proceeds from the issuance of any Qualified Equity Interests of Borrower, (ii) in the form of Equity Interests of Borrower, provided that the aggregate amount of Permitted Intercompany Advances under clauses (d)(i) and (d)(ii), taken together, does not exceed $10,000,000 at any time outstanding, (iii) in cash (other than cash received from the issuance of any Qualified Equity Interests), provided, that the aggregate amount of Permitted Intercompany Advances pursuant to this clause (d)(iii) does not exceed $1,000,000 at any time outstanding, or (iv) any combination of clauses (i) through (iii) hereof;

“Permitted Investments” means:

(b) Investments in cash and Cash Equivalents,

(c) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(d) the existing equity investments of each Borrower and other Loan Party as of the Closing Date in its Subsidiaries; provided, that, no Borrower or other Loan Party shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Hedge Agreements permitted under clause (i) of the definition of “Permitted Indebtedness”,

Schedule 1.1 – Page 25

(i) loans and advances by Borrower or other Loan Party to employees of such Borrower or Loan Party not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees),

(j) stock or obligations issued to Borrower or any other Loan Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower or such Loan Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or such Loan Party as Agent may request,

(k) obligations of account debtors to Borrower or any other Loan Party arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or such other Loan Party; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or such Loan Party, such promissory note shall be endorsed to the order of Agent by such Borrower or such Loan Party and promptly delivered to Agent as so endorsed,

(l) Permitted Acquisitions, and

(m) so long as Borrower provides at least fifteen (15) days prior written notice to Agent, other Investments in joint ventures or the acquisition of assets or Equity Interests in any Person (excluding Acquisitions) (i) using the net proceeds from the issuance of any Qualified Equity Interests of Borrower, (ii) made through the issuance of Qualified Equity Interests of Borrower, provided that the aggregate amount of Investments under clauses (m)(i) and (m)(ii), taken together, does not exceed $10,000,000 at any time outstanding, (iii) made in cash (other than cash received from the issuance of any Qualified Equity Interests), provided that the aggregate amount of all Investments made under this clause (m)(iii) shall not exceed $1,000,000 at any time outstanding, or (iv) any combination of clauses (m)(i) through (m)(iii) hereof.

“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens and Liens in respect of appeal bonds (and amounts deposited to secure such bonds) arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

Schedule 1.1 – Page 26

(d) Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (x) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (y) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,

(h) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(i) with respect to any Real Property, easements, rights of way, zoning restrictions and other similar restrictions that do not materially interfere with or impair the use or operation thereof,

(j) leases, licenses, subleases, sublicenses grantee to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Subsidiaries,

(k) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(l) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business and Liens of a collection bank arising under Section 4-210 of the Code on items in the course of collection,

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties not yet delinquent in connection with the importation of goods,

(n) Liens arising from filing precautionary Code financing statements regarding leases,

(o) cash collateral and other deposits securing Hedge Agreements permitted hereunder,

Schedule 1.1 – Page 27

(p) Liens securing Permitted Indebtedness under clause (h) of such definition, and

(q) Liens securing Indebtedness incurred under any Replacement Revolving Facility.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within thirty (30) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $100,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Preferred Shareholders” means any one or more of investors in the Borrower holding preferred Equity Interests of Borrower.

“Prepayment Premium” means a premium, calculated as a percentage of the principal amount of the Closing Date Term Loans being prepaid (including, for the avoidance of doubt, any paid-in-kind interest added to such principal) indicated below:

Date of Prepayment	Premium
Closing Date through and including the first anniversary of the Closing Date	Make-Whole Premium

Day following the first anniversary of the Closing Date through and including the second anniversary of the Closing Date	3.0%

Day following the second anniversary of the Closing Date through and including the third anniversary of the Closing Date	2.0%

Day following the third anniversary of the Closing Date through and including the fourth anniversary of the Closing Date	1.0%

Thereafter	0.0%

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“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means:

(a) as of any date of determination, with respect to a Lender’s obligation to make all or a portion of the Closing Date Term Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Closing Date Term Loans, with respect to all other computations and other matters related to the Closing Date Term Loans, the percentage obtained by dividing (i) the Closing Date Term Loans of such Lender by (ii) the aggregate Closing Date Term Loans of all Lenders, provided, that if all of the Closing Date Term Loans have been repaid in full, and all Closing Date Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Term Loans had not been repaid, collateralized, or terminated and shall be based upon the Closing Date Term Loans as they existed immediately prior to their repayment, collateralization, or termination;

(b) as of any date of determination, with respect to a Lender’s obligation to make all or a portion of the Delayed Draw Term Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Delayed Draw Term Loans, with respect to all other computations and other matters related to the Delayed Draw Term Loans, the percentage obtained by dividing (i) the Delayed Draw Term Loans of such Lender by (ii) the aggregate Delayed Draw Term Loans of all Lenders, provided, that if all of the Delayed Draw Term Loans have been repaid in full, and all Delayed Draw Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Term Loans had not been repaid, collateralized, or terminated and shall be based upon the Delayed Draw Term Loans as they existed immediately prior to their repayment, collateralization, or termination; and

(c) as of any date of determination, with respect to a Lender’s obligation to make all or a portion of the Term Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loans, with respect to all other computations and other matters related to the Term Loans, and with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Term Loans of such Lender by (ii) the aggregate Term Loans of all Lenders, provided, that if all of the Term Loans have been repaid in full, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Term Loans had not been repaid, collateralized, or terminated and shall be based upon the Term Loans as they existed immediately prior to their repayment, collateralization, or termination.

Schedule 1.1 – Page 29

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Qualified Cash” shall mean unrestricted cash and Cash Equivalents of Borrower maintained in the Qualified Cash Account that (a) are subject to the valid, enforceable and first priority perfected security interest of Agent (subject to non-consensual Permitted Liens), (b) are in any Deposit Account or Securities Account subject to a Control Agreement, (c) are available for use by Borrower, without condition or restriction (other than in favor of Agent), (d) are free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent and other than in favor of the depository bank or securities intermediary where the deposit account or investment account is maintained for its customary fees and charges) and (e) for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such Deposit Account or Securities Account as of the applicable date of the calculation of the Borrowing Base.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means any Real Property hereafter acquired by any Loan Party or one of its Subsidiaries.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, accrued or capitalized interest and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

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(b) such refinancings, renewals, or extensions do not result in a shortening of the initial average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness (unless such modifications are expressly permitted by the subordination terms and conditions of the refinanced, renewed, or extended Indebtedness), and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 2.3(f) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender under common control with such Lender or (c) an entity or an Affiliate of an entity under common control with such entity that administers, advises or manages a Lender.

“Release” means any release, spill, leak, discharge, presence of, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or otherwise enter the environment (including ambient air, surface water, groundwater, wetlands, land, surface, and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Materials.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Releases or threatened Releases of Hazardous Materials, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2 of the Agreement.

“Replacement Revolving Facility” means a revolving credit facility in a principal amount not exceed $25,000,000, which may be secured on a first priority basis by liens in favor such revolving lender (the “Revolving Lender”) granted by the Loan Parties in the same collateral as granted to Agent under the Loan Documents, so long as (i) after giving effect to the incurrence of such Indebtedness, all Delayed Draw Term Loans have been terminated and repaid in full, together with all accrued and unpaid interest thereof, and any prepayment premiums, if any, (ii) Revolving Lender and Agent have executed an intercreditor agreement in form and substance satisfactory to Agent, and (iii) the terms of such revolving credit facility are reasonably acceptable to Agent.

Schedule 1.1 – Page 31

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate outstanding Term Loans of all Lenders.

“Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Delayed Draw Term Loans that would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (a) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (b) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or other Loan Parties to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (a) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; (b) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (c) sales, excise or similar taxes included in the amount of any Accounts reported to Agent; (d) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (e) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing; and (f) amounts due or to become due to owners and licensors of trademarks and other intellectual property used by Borrower. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, at its option, deduct such Reserve from the Delayed Draw Term Loan Commitments, at any time that such amount is less than the amount of the Borrowing Base.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by any Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Equity Interests issued by any Loan Party in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by such Loan Party, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation

Schedule 1.1 – Page 32

involving any Loan Party) any Equity Interests issued by any Loan Party, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of any Loan Party now or hereafter outstanding.

“Revolving Loan Period” means the period of time from the Closing Date through the date that is one hundred twenty (120) days following the Closing Date, during which time Borrower may borrow Delayed Draw Term Loans from time to time in an aggregate amount not to exceed the Delayed Draw Term Loan Limit, repay all or any portion of each such Delayed Draw Term Loan without premium or penalty, and reborrow such amounts so repaid.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets (taken as a going concern), (b) such Person is not engaged or about to engage in a business or transaction for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its general ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Pegasus Capital Advisors, L.P., a limited partnership organized under the laws of the State of Delaware, and its Affiliates (other than Borrower and the other Loan Parties).

Schedule 1.1 – Page 33

“Sponsor Guaranty” means that certain Guaranty, by Pegasus Capital Partners IV, L.P. and Pegasus Capital Partners V, L.P., in favor of Agent, in form and substance satisfactory to the Agent, in an amount equal to $15,000,000.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Loans” has the meaning set forth in Section 2.1.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“United States” and “U.S.” means the United States of America.

“Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (x) the Value of the Inventory shall not include: (i) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or (ii) write-ups or write-downs in value with respect to currency exchange rates and (y) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the Closing Date, if any.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

Schedule 1.1 – Page 34